EXHIBIT 10.15

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is entered into as of May ___, 2007, by and between [Employee Name] ("Employee"), and Aptimus, Inc., a Washington corporation.

RECITALS

A.          Employee is a valued member of Aptimus’ senior management team whose continued diligence and best efforts in the execution of Employee’s duties Aptimus wishes to incentivize and encourage.

B.          Aptimus has determined that one measure to achieve this end is to provide for Employee’s financial security in the form of a severance payment and other benefits in the event of the termination of Employee’s employment under certain conditions.

C.          Aptimus and Employee desire to memorialize the terms and conditions of such severance as set forth herein.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.           Definitions. As used herein, the following terms shall have the described meanings:

(a)         “Aptimus” means Aptimus, Inc., a Washington corporation, and, where Aptimus, Inc. is not the continuing or surviving entity in the event of a Change of Control, the continuing, surviving or acquiring legal entity or natural person in such Change of Control.

(b)         “Award” means the grant of Aptimus, Inc. restricted stock, stock appreciation right or an option to purchase Aptimus, Inc. common stock to Employee.

(c)         “Award Agreement” means a written agreement between Aptimus and Employee relating to an Award under the Aptimus, Inc. 2001 Stock Plan or FreeShop International, Inc. 1997 Stock Option Plan, as the case may be.

(d)         “Cause” means willful, reckless or negligent misconduct with respect to, or that is harmful to, Aptimus or any of its officers, directors, employees, clients, partners, insurers, or other third parties, including without limitation, acts of dishonesty, fraud, unauthorized use or disclosure of confidential information or trade secrets or other misconduct, in each case as determined by Aptimus in its sole and absolute discretion. In addition, “Cause” means the repeated failure to meet the directives of Employee’s manager.

(e)	“Change in Control” shall mean any of the following:

(i)            a consolidation or merger of Aptimus pursuant to which: (1) Aptimus is not the continuing or surviving corporation, (2) the shareholders of the target entity acquire as a consequence of such consolidation or merger securities of Aptimus representing more than 50% of the combined voting power of Aptimus’ then outstanding securities, or (3) shares of Aptimus’ outstanding capital stock are converted into cash, securities or other property, in each instance other than as a result of a consolidation or merger of Aptimus in which Aptimus’ shareholders immediately prior to the consolidation or merger have the same proportionate ownership of voting capital stock of the surviving corporation immediately after the consolidation or merger; or

(ii)          the sale, transfer or other disposition of all or substantially all of the assets of Aptimus; or

(iii)         the closing of a transaction in which any person has either acquired outright or acquired the right to acquire, beneficial ownership of securities of Aptimus representing more than 50% of the combined voting power of Aptimus’ then outstanding securities, and for this purpose the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) of the Securities Exchange Act of 1934, as amended, or related rules promulgated by the Securities and Exchange Commission; or

(iv)         a reduction in force by Aptimus that includes Employee’s position that is made a formal or informal prior condition of, or occurs within one (1) calendar year following, a transaction described in Sections 1(e)(i) – (iii) hereof; or

(v)           the voluntary or involuntary closure and winding up of Aptimus’ business and related affairs.

(f)          “Good Reason” means the occurrence of any of the following events or conditions without Employee’s written consent:

(i)    Aptimus is subject to a Change in Control and thereafter or resulting therefrom there occurs a change in Employee’s status, title, position, reporting structure or responsibilities that from a reasonable and objective standard represents a material reduction or modification in the status, title, position, reporting structure or job responsibilities as in effect immediately prior thereto, which is not remedied promptly after receipt of written notice thereof from Employee; or

(ii)   Aptimus is subject to a Change of Control and thereafter requires Employee to be based at any place outside a 50-mile radius of his place of employment prior to such Change in Control, except for reasonably required travel on Aptimus’ business that is not materially greater than such travel requirements prior to the Change in Control.

(g)         “Plan” means the Aptimus, Inc. 2001 Stock Plan or the FreeShop International, Inc. 1997 Stock Option Plan, as the case may be.

2.           Term and Termination. Aptimus employment of Employee is on an “at will” basis and nothing in this Agreement shall be interpreted or construed as a promise or contract of employment for a particular term or period. Aptimus may terminate Employee's employment at any time with or without Cause and without notice. Employee may terminate his employment at any time with or without Cause upon ten- (10-) business days prior written notice to Aptimus; provided that no such notice must be given, but in such event Employee’s then accrued but unused vacation pay, or if accrued vacation pay is insufficient, the severance payment herein contemplated, shall be reduced by a number equal to the difference between the required notice period and the actual number of business days notice given by Employee, if any. For purposes of the foregoing notice deficit provision, a business day shall equal an eight (8) hour accrual.

3.	Severance.

(a)           Termination by Aptimus. Upon the involuntary termination of Employee’s employment by Aptimus in the event of a Change in Control, Aptimus shall continue to pay Employee his base salary for the period described in Section 3(c) hereof; provided, however, that no such severance shall be due in the event such termination is for Cause. For purposes of Sections 3(a) and (b), the base salary rate used to calculate the severance payment herein contemplated shall be the highest rate of such base salary received by Employee in the immediately preceding 12 month period.

(b)         Termination by Employee. Upon Employee’s termination of his employment for Good Reason within one (1) year from the subject Change in Control event, Aptimus shall continue to pay Employee his base salary for the period described in Section 3(c) hereof.

(c)          Severance Period. Employee shall be entitled to receive his then base salary as severance for a period of [alternative: nine (9) months; twelve (12) months] (“Severance Period”) from the effective date of termination. Such severance shall be paid in substantially equal increments at normal semi-monthly payroll intervals, or at such intervals and amounts as the parties may otherwise agree, provided, however, that all severance amounts will be paid on or before the end of the second year following the year in which Employee’s termination of employment occurs. At his election, Employee may continue to participate in Aptimus' medical and dental benefit plans governed by the Comprehensive Omnibus Budget Reconciliation Act ("COBRA") for the time period provided in COBRA. Aptimus shall pay the cost of such coverage at the level in effect for Employee as of the effective date of termination during the Severance Period and shall, in addition, “gross up” such coverage payments to employee to insure such coverage payments as herein contemplated shall have a tax neutral effect on employee, provided, however, that the total amount of such tax gross up payments (but not the cost of the medical and dental coverage) paid to Employee shall in no event exceed the applicable dollar amount (for the year that Employee terminates employment) under Internal Revenue Code (“Code”) Section 402(g)(1)(B). Employee shall pay the entire cost of such medical and dental coverage after the Severance Period.

4.           Award Vesting. In the event of any Change in Control, each option, stock appreciation right and/or share of restricted stock awarded to Employee that is then outstanding shall, immediately prior to the specified effective date of such Change in Control, become 100% vested; provided and notwithstanding the foregoing, if and to the extent any Award is, in connection with the Change in Control, either continued in effect, assumed by the successor corporation (or parent thereof) or replaced with an award relating to shares of the capital stock of the successor corporation (or its parent corporation) that in all material respects is substantially similar to the Award, than one-half (½) of the then unvested option(s), appreciation right(s) and/or restricted stock subject to such Award shall immediately prior to the effective date of the Change in Control, become vested, and the balance of such unvested option(s), appreciation right(s) and/or restricted stock shall continue to vest pursuant to the terms of the applicable Award Agreement. In the event Employee’s employment is terminated by Aptimus other than for Cause or by Employee with Good Reason within one (1) year following such Change in Control, and such Award was continued, assumed or replaced in the Change in Control and was not otherwise accelerated at that time, all of the unvested option(s), appreciation right(s) and/or shares subject to such Award shall vest immediately upon such termination and be exercisable for a period the longer of: (a) the end of the calendar year in which Employee’s employment is terminated, or (b) two and a half (2½) months following the date the exercise period would otherwise expire pursuant to the original Award Agreement. To the extent Awards are not continued or assumed by the successor corporation or an affiliate thereof, all unexercised Awards shall terminate and cease to remain outstanding immediately following the consummation of the Change in Control.

5.           Bonus Payment. In the event of any Change of Control, Employee will be entitled to a payment, on closing of the Change of Control transaction, equal to: (a) any accrued but unpaid incentive compensation due Employee under any then current Aptimus incentive compensation or bonus plan (a “Bonus Plan”) to which Employee is then a party or is subject as of the closing date, and (b) an amount equal to the ratable portion of the incentive payment that would otherwise be due Employee under the Bonus Plan for the balance of the calendar year in which such Change of Control transaction takes place were Employee to be paid at 100% of Bonus Plan. For example, if a Change of Control closes on March 31, Employee shall be entitled to a payment at closing equal to (x) incentive comp amounts, if any, that Employee has earned under the then current Bonus Plan for the months of January through March, but have not yet been paid, plus (y) an amount equal to the incentive compensation payment that would otherwise be due Employee on a ratable basis (i.e. the total potential annual bonus amount divided by 12 months) under the Bonus Plan for the balance of the calendar year (April – December) assuming performance at 100% of Bonus Plan. So in the foregoing example, if Employee’s total potential annual incentive compensation under the Bonus Plan is $120,000 and no incentive compensation is accrued but unpaid as of the March 31 close date, Employee shall be entitled to an incentive compensation payment of $90,000 on closing of the Change of Control transaction. The total amount of bonus payments under this Section 5 of this Agreement will be paid to Employee in a lump sum at the time of closing of the Change in Control or as the parties may otherwise agree, but in no event later than sixty (60) days of the closing of the Change of Control transaction.

6.	Miscellaneous.

(a)       Waiver. No waiver of any provision of this Agreement shall be valid unless in writing signed by the waiving party, nor shall any waiver or failure to enforce any right in one instance constitute or be deemed a continuing waiver of that right or of any other right under this Agreement in any other instance.

(b)        Assignment. Employee may not assign any of his rights nor delegate any of his duties hereunder. Aptimus shall assign this Agreement and delegate its duties hereunder to the continuing or surviving corporation or legal entity in connection with any Change of Control wherein Aptimus, Inc. is not the continuing or surviving corporation or legal entity. The rights and obligations of the parties shall bind and inure to the benefit of their respective, successors, permitted assigns, heirs and personal representatives.

(c)      Choice of Law and Jurisdiction. Aptimus and Employee intend this Agreement to be governed by and enforced to the greatest extent permitted by the laws of the State of Washington without regard to its conflict of law principles to the contrary. The parties agree to submit to the personal jurisdiction of the state and federal courts sitting in King County, Washington, and agree that any action, suit or proceeding in connection with this Agreement or concerning any aspect of Employee's employment shall be brought in such courts to the exclusion of all other forums.

(d)        Savings Clause. If any provision of this Agreement is held to be invalid or unenforceable to any extent, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected.

(e)       Notices. All notices required or permitted hereunder shall be given in writing and delivered in person, transmitted by facsimile, delivered via overnight courier or sent by registered or certified mail, postage prepaid and return receipt requested, to the parties at their respective addresses and facsimile numbers, or to such other address/number as a party may subsequently specify in writing. Notice shall be deemed effective upon the earlier of actual receipt, which if by facsimile shall be deemed conclusively determined by electronic confirmation of delivery, the next day following deposit with a national commercial delivery service if sent by overnight courier, or the third business day after the date on which said notice was sent by any other method described above.

(f)        Complete Agreement. This Agreement comprises the entire agreement between the parties. It may be changed only by further written agreement, signed by both parties. It supersedes and merges within it all prior agreements or understandings between the parties, whether written or oral. In interpreting or construing this Agreement, the fact that one or the other of the parties may have drafted this Agreement or any provision shall not be given any weight or relevance.

(g)       Attorney’s Fees and Costs. The prevailing party in any claim, suit or proceeding brought to interpret or enforce the terms of this Agreement shall be entitled to an award of its attorneys fees and costs incurred in every stage of such claim, suit or proceeding, including appeal.

(h)         Code Section 409A. Aptimus and Employee intend and expect that payments under this Agreement will be exempt from the application of Code Section 409A pursuant to Code Section 409A and applicable guidance thereunder. Notwithstanding the foregoing, in the event that the Board of Aptimus determines in good faith that any payments hereunder that would be paid to Employee as a result of termination of employment are subject to Code Section 409A, and further that Employee is a Specified Employee as defined in Code Section 409A(a)(2)(B) or applicable regulations at the time of such termination of employment, then any such payments that otherwise would have been made during the six month period following Employee’s termination of employment will be postponed and paid to Employee in a lump sum on the first day of the month following the date that is six months after such termination of employment. Employee understand and agrees that Aptimus makes no assurances with respect to the tax consequences arising as a result of this Agreement and the payment of any tax liabilities or related penalties arising out of this Agreement is solely and exclusively the responsibility of Employee, without any expectation or understanding that Aptimus will pay or reimburse Employee for such taxes or other items other than the limited tax gross up provided in Section 3(c).

Signed by the parties as of the date first written above.

APTIMUS, INC. By: Its:	EMPLOYEE [Employee Name]